Exhibit 10.4
    AMENDED AND RESTATED
BURFORD CAPITAL DEFERRED COMPENSATION PLAN

AMENDMENT NO. 2
Section 9.2 of the Burford Capital Deferred Compensation Plan, effective as of February 1, 2021 and as amended and restated effective as of November 26, 2024 (the “Plan”), authorizes the compensation committee of the board of directors of Burford Capital Limited (the “Company”), or its duly authorized designee, to amend the Plan at any time. In accordance with Sections 9.2(ii) and (iii) of the Plan, the Plan is hereby amended, subject to shareholder approval. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
Accordingly, Article III is hereby amended to add new Sections 3.4, 3.5, 3.6 and 3.7, effective as of February 12, 2025, subject to shareholder approval:
3.4 Share Limit. The maximum aggregate number of ordinary shares of nil par value of the Company that may be delivered in connection with payment of a Participant’s Cash Account with respect to a Participant’s Deferrals to Stock or matching Company Credits granted under the Plan shall be equal to 6,600,000 (the “Plan Share Limit”), of which 5,000,000 ordinary shares may be delivered with respect to a Participant’s Deferrals to Stock and 1,600,000 ordinary shares may be delivered with respect to matching Company Credits granted under the Plan.
3.5 Share Usage. If, upon payment of a Participant’s Cash Account, any value in a Participant’s Cash Account representing Deferrals to Stock or matching Company Credits (or portions thereof) is forfeited, terminated, canceled or paid as cash without the delivery of the Company’s ordinary shares therefor, then no reduction of the Plan Share Limit shall occur with respect to such value that is forfeited, terminated, canceled or paid as cash. No reduction of the Plan Share Limit shall occur with respect to any delivery of the Company’s ordinary shares upon payment of a Participant’s RSU Account.
3.6 Non-Employee Director Limit. No Non-Employee Director may be awarded cash compensation or be granted matching Company Credits in any fiscal year with an aggregate value greater than (i) $1,500,000, in the case of any Director who also serves as the chair of the Board of Directors, and (ii) $750,000, in the case of any other Non-Employee Director (in the case of the limits in each of clauses (i) and (ii), with the value of each matching Company Credit determined using the closing price of the Company’s ordinary shares as of the Valuation Date set forth in Section 6.1 (both limits, together, the “Director Pay Limit”). Any cash compensation paid or matching Company Credits (or other equity awards) granted to an individual for his or her services as an employee, or for his or her services as an independent contractor (other than as a Non-Employee Director), will not be subject to the Director Pay Limit.
3.7 Source of Shares. Any ordinary share of the Company delivered in respect of payment of a Participant’s Account may consist, in whole or in part, of authorized and unissued ordinary shares, treasury shares or ordinary shares reacquired by, or on behalf of, the Company in any manner.
Except as amended hereby, the terms of the Plan remain in full force and effect.
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IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Plan as of the 12th day of February 2025, to be effective as of the date set forth above.

By:	/s/ John Sievwright
Name: John Sievwright
Title: Chair of the Compensation Committee of the Board of Directors of Burford Capital Limited
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